Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES NO QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, September 20, 2016 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared that there will be no quarterly cash distribution to the holders of its units of beneficial interest for the third quarter of 2016 that would have been due for a payment on October 14, 2016, to unitholders of record on September 30, 2016. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelands.com/.

The distribution amount remains at $0.00 per unit for the second consecutive quarter. Royalties received this quarter increased as compared to the last quarter due to an increase in the production of oil and an increase in the prices of both oil and natural gas. However, due to the timing of the revenue receipts and the payment of expenses, the distributable income is not sufficient to have funds available for distribution to unitholders this quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank
Toll Free (855) 588-7839